Exhibit 99.1

Stock Yards Bancorp Raises Its Quarterly Cash Dividend to $0.19 Per Share, Marking the Second Increase in 2016 and the Eighth in Five Years

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 16, 2016--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has increased the Company's quarterly cash dividend $0.01 or 5.6% to $0.19 per common share. The new rate will go into effect with the next payment on December 30, 2016, to stockholders of record as of December 12, 2016. This represents the second increase in the Company's dividend during 2016.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "Driven by strong loan growth and higher fee income, our solid financial performance continues to position Stock Yards Bancorp to steadily increase its dividend payments to stockholders. As we strive to maintain a strong capital base in support of expansion opportunities, we are pleased that, through regular, reliable and growing cash dividends, our stockholders can share directly in the benefits of our ongoing growth. With today's announced increase, the eighth since 2011, our dividend payments have increased more than 58% cumulatively over the past five years."

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $2.9 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer